Exhibit 10.1

NONQUALIFIED STOCK OPTION AGREEMENT

under the

SHORE BANCSHARES, INC.

2006 STOCK AND INCENTIVE COMPENSATION PLAN

THIS NONQUALIFIED STOCK OPTION AGREEMENT (this “Agreement”) is made this 15th day of March, 2012 (the “Grant Date”), by and between Shore Bancshares, Inc., a Maryland corporation (the “Company”), and _____________________________ (the “Participant”).

WHEREAS, the Board of Directors of the Company (the “Board”) considers it desirable and in the Company’s interest that the Participant be given an opportunity to purchase shares of the common stock of the Company, par value $.01 per share (“Shares”), pursuant to the terms and conditions of the Company’s 2006 Stock and Incentive Compensation Plan (the “Plan”), to provide an incentive for the Participant and to promote the interests of the Company.

NOW, THEREFORE, it is agreed as follows:

1.                  Definitions. Capitalized terms used but not defined herein shall have the meanings given such terms in the Plan.

2.                  Grant of Option; Certain Terms and Conditions. The Company hereby grants to the Participant an option to purchase the number of Shares indicated below (the “Option Shares”) from the Company at an Option Price per Option Share indicated below, which option shall expire at 5:00 p.m. on the Expiration Date indicated below or as earlier provided in this Agreement and shall be subject to all of the terms and conditions set forth in this Agreement (the “Option”). On each anniversary of the Grant Date, the Option shall become exercisable to purchase, and shall vest with respect to, the number of Option Shares (rounded down to the nearest whole share) equal to the total number of Option Shares multiplied by the Annual Vesting Rate indicated below.

Number of Option Shares:

Option Price per Share:	$6.64

Expiration Date:	March 15, 2022

Annual Vesting Rate:	0% - 50% - 50%

3.                  Acceleration and Termination of Option.

(a)                Acceleration of Vesting. Subject to Article XI of the Plan and the other provisions of this Section 3, the Option shall become immediately exercisable in full in the event of a Change in Control of the Company. The Committee, in its sole discretion, may at any time accelerate the exercisability of all or any portion of the Option for any other reason.

(b)             Termination of Employment.

 (i)    Retirement. If the Participant’s service as an officer or employee of the Company or any of its Subsidiaries (“Employment”) is terminated by reason of the Participant’s retirement with the approval of the Committee or in accordance with the Company’s or Subsidiary’s then current retirement policy (“Retirement”), then the unexercised portion of the Option may thereafter be exercised, to the extent it was exercisable on the date of such retirement, until the earlier of 90 days from the date of such termination of Employment and the Expiration Date (the “Option Termination Date”).

(ii)    Death. If the Participant’s Employment is terminated by reason of the death of the Participant, then the unexercised portion of the Option may thereafter be exercised, to the extent it was exercisable by the Participant on the date of the Participant’s death, by the legal representative of the Participant’s estate or by any other person who acquires the right to exercise the Option by reason of such death under the Participant’s will or the laws of intestate succession, until the earlier of 12 months from the date of death and the Expiration Date (the “Option Termination Date”).

(iii)   Disability. If the Participant’s Employment is terminated by reason of the Participant’s total and permanent disability within the meaning of Section 22(e)(3) of the Code (“Disability”), then the unexercised portion of the Option may thereafter be exercised, to the extent it was exercisable on the date of such termination, until the earlier of 12 months from the date of such termination of Employment and the Expiration Date. The Committee shall have sole authority and discretion to determine whether the Participant’s Employment has been terminated by reason of Disability (the “Option Termination Date”).

(iv)   Termination for Cause. If the Participant’s Employment is terminated for Cause, as hereinafter defined, the any unexercised portion of the Option, including any unexercised portion of the Option that is exercisable at the time of such termination, shall immediately terminate and be of no further force and effect. For purposes of this Agreement, the term “Cause” shall mean the occurrence of one or more of the following: (A) an action or failure to act by the Participant constituting fraud, misappropriation or damage to the property or business of the Company or any Subsidiary; (B) the commission by the Participant of an act of dishonesty, the Participant’s commission of a crime, or any act or omission by the Participant that causes the Company or any Subsidiary to commit a crime; (C) the Participant’s breach of any of his or her obligations under this Agreement, any other agreement with the Company or a Subsidiary to which he or she is a party, or any of the policies of the Company or a Subsidiary, as determined by the Board in good faith in its sole discretion; (D) the failure of the Participant to abide by his or her responsibilities or to perform his duties in a manner satisfactory to the Company or a Subsidiary, as determined by the Board in good faith in its sole discretion; (E) the failure of the Participant to maintain a smooth and harmonious relationship with the management, staff, investors, affiliates and/or business relations of the Company and its Subsidiaries, as determined by the Board in good faith in its sole discretion; or (F) the issuance of any order by the Maryland Commissioner of Financial Regulation, the Federal Deposit Insurance Corporation, the Board of Governors of the Federal Reserve System, or any other supervisory agency with jurisdiction over the Company and/or its Subsidiaries that permanently prohibits the Participant’s continued Employment.

(v)    Other Termination. If the Participant’s Employment is terminated for any reason other than Retirement, death, Disability or Cause, then any unexercised portion of the Option may thereafter be exercised, to the extent it was exercisable on the date of such termination, until the earlier of 90 days from the date of termination of Employment and the Expiration Date (the “Option Termination Date”).

(vi)    Transfer, Leave of Absence. For purposes of this Agreement, the following events shall not be deemed a termination of Employment:

(A)    a transfer of the Participant to the Employment of the Company from any of its Subsidiaries or from the Company to any of its Subsidiaries, or from one Subsidiary to another; or

(B)    an approved leave of absence for military service or sickness, or for any other purpose approved by the Company, if the Participant’s right to re-employment is guaranteed either by a statute or by contract or under the policy pursuant to which the leave of absence was granted or if the Committee otherwise so provides in writing.

(c)                Death Following Termination of Employment. Notwithstanding anything to the contrary contained in this Agreement, if the Participant dies at any time after the termination of his or her Employment and prior to the Option Termination Date, then the Option Termination Date shall be extended, and the unexercised portion of the Option that was vested as of the date Employment was terminated, if any, may be exercised by the legal representative of the Participant’s estate or by any other person who acquires the right to exercise the Option by reason of such death under the Participant’s will or the laws of intestate succession, until the earlier of the first anniversary of the date of such death and the Expiration Date.

4.                  Rights of Stockholder. The Participant shall have the rights of a stockholder of the Company only as to Option Shares acquired upon the exercise of the Option and not as to Option Shares that are subject to any unexercised portion of the Option. Option Shares issued upon the exercise of the Option shall be free of all restrictions under the Plan, except as otherwise provided in the Plan or applicable law and regulation.

5.                  Adjustments. The number of Option Shares subject to this Option and the related Option Price are subject to adjustment in the event of certain events affecting the outstanding Shares of the Company’s common stock, all as specified in Section 4.4 of the Plan.

6.                  Exercise. Except as otherwise provided in the Plan and Sections 3 and 8 of this Agreement, the Option shall be exercisable during the Participant’s lifetime only by the Participant or by his or her guardian or legal representative. The Option may be exercised in whole or in part by delivery of a written notice to the Company, in substantially the form attached hereto as Exhibit A, signed by the Participant or other person entitled to exercise the Option which specifies the number of Option Shares with respect to which the Option is being exercised and the date of the proposed exercise. Such notice shall be delivered to the Company’s Director of Human Resources at the Company’s main office no less than three (3) business days in advance of the date of the proposed exercise. The Participant (or other person entitled to exercise the Option) may withdraw such notice at any time prior to the close of business on the proposed date of exercise, in which case such notice shall be returned.

7.                  Manner and Timing of Payment Upon Exercise. Payment of the aggregate Option Price and any withholding taxes for the portion of the Option being exercised shall be made in full concurrently with the exercise (a) by cash or certified check payable to the Company, (b) if the Company is not then prohibited from purchasing or acquiring Shares, with Mature Shares (as defined below), delivered in lieu of cash and valued at their Fair Market Value (as defined in the Plan) on the date of exercise, (c) by such other method permitted by the Plan or as the Board or the Committee may approve, to the extent permitted by applicable law, or (d) any combination of the foregoing. For purposes of this Agreement, “Mature Shares” are Shares that have been purchased by the Participant on the open market, or that have been beneficially owned by the Participant for a period of at least six (6) months and are not then subject to restriction under any Company plan.

8.                  Limitation upon Transfer. Except as otherwise provided in the Plan and this Section, the Option may not be assigned, pledged or hypothecated except by will or by the laws of descent and distribution, and shall not be subject to execution, attachment or similar process. The Option shall immediately lapse and become null and void upon any attempt to transfer, assign, pledge, hypothecate or otherwise dispose of the Option in violation of this Section and the Plan, or upon the levy or any attachment or similar process upon the Option. Notwithstanding the foregoing, to the extent permitted under Rule 16b-3 of the Securities Exchange Act of 1934, as amended, the Participant may transfer this Option to his or her spouse, lineal ascendants, lineal descendants, or to trusts for their benefit, provided that the Option may not again be transferred other than to the Participant or to an individual or trust to whom the Participant could have transferred this Option pursuant to this Section 8. Once transferred, this Option shall be exercisable by the transferee subject to the same terms and conditions as would have applied to this Option in the hands of the Participant.

9.                  Plan; Applicable Law. The Participant acknowledges, by executing this Agreement, that (a) this Agreement is subject in all respects to the provisions of the Plan, as amended from time to time, the terms of which are incorporated herein by reference and made a part hereof, and (b) a copy of the Plan was provided to the Participant on the date hereof. This Agreement shall be governed by and construed in accordance with the laws of the State of Maryland, excluding its provisions relating to conflicts of laws, except to the extent that federal law shall be deemed to apply.

10.              Amendments and Termination. The Plan and this Agreement may be amended or terminated as provided in Article XIII of the Plan.

11.              Nonqualified Stock Option. The Option is not intended to qualify as an incentive stock option under Section 422 of the Code.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed under seal, intending this to be a sealed instrument, as of the date first above written.

ATTEST:	SHORE BANCSHARES, INC.:

______________________________	By: _____________________________(SEAL)
Name: W. Moorhead Vermilye
Title: Chief Executive Officer

WITNESS:	PARTICIPANT:

______________________________	________________________________(SEAL)

[SAMPLE NOTICE OF EXERCISE]

Date:_____________________

Director of Human Resources

Shore Bancshares, Inc.

18 East Dover Street

Easton, MD 21601

To the Director of Human Resources:

I hereby exercise my option to purchase ______________ shares (“Option Shares”) of common stock, par value $.01 per share (“Common Stock”), of Shore Bancshares, Inc. (the “Company”) in accordance with the terms set forth in the Nonqualified Stock Option Agreement under the Company’s 2006 Stock and Incentive Compensation Plan.

In full payment for such exercise, please find enclosed:

☐	cash in the amount of $____________

☐	certified check in the amount of $____________

☐	Shares of Common Stock of the having a Fair Market Value of $__________

☐	Cashless exercise pursuant to the Plan with respect to _______ shares subject to the option

☐ I authorize the Company/direct the Company to withhold a number of Option Shares equal to any withholding obligation applicable to me.

Very truly yours,

___________________________________

___________________________________
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